Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

First Allied Holdings Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 (No. 333-194018) on Form S-8  of  RCS Capital Corporation of our report dated February 28, 2014, with respect to the consolidated balance sheet of Legend Group Holdings, LLC as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity and cash flows for the year then ended, which report appears in the Definitive Information Statement on Schedule 14C of RCS Capital Corporation filed with the Securities and Exchange Commission on June 11, 2014.

KPMG LLP

Kansas City, MO

June 17, 2014